[HECLA LOGO]                                                    Exhibit A


                               June 5, 1995

          HECLA ACQUIRES KAOLIN MINES AND PLANT IN SOUTH CAROLINA

     COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL, HL-B\NYSE) today announced the acquisition of kaolin mines and processing facilities in Langley, South Carolina. The operation was purchased from J.M. Huber Corporation and will be managed by Hecla's industrial minerals subsidiary, Kentucky-Tennessee Clay Company.

     K-T Clay mines and processes ball clay, kaolin and feldspar for the ceramics industry and other consumer uses. Gary Childress, Hecla's vice president - industrial minerals, said, "This acquisition enhances K-T Clay's capabilities to provide filler grade airfloat kaolin to its customers in the paint, rubber and plastics industries. It also expands our product line to include surface-modified airfloat kaolin." Childress said chemical surface-modification of airfloat kaolin enables the clay to perform as a functional filler.

     The Langley facility is located about 15 miles from K-T Clay's Aiken, South Carolina, operation. To increase efficiency for both operations, the Aiken processing facility will be shut down and put on a care-and-maintenance status, while the Langley plant will process kaolin from both the Aiken and Langley mines. The Langley facility will be staffed with the work force currently at the Aiken plant, along with some Langley employees required to operate the plant.

     Hecla Mining Company, with more than a century of operation, is one of the United States' best-known silver producers. The company's operations are principally in the U.S. and Mexico. Hecla has a growing gold profile and is a major supplier of ball clay, kaolin and other industrial minerals. The common and preferred shares of Hecla are traded on the New York Stock Exchange under the symbols HL and HL-B, respectively.

                                   -HL-

Contact: Vicki Veltkamp, manager - corporate communications 208/769-4144 Michael H. Callahan, investor relations assistant 208/769-4102